UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2005

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Hooper Holmes, Inc. (the “Company”) and David J. Goldberg, Senior Vice President & Chief Sales & Marketing Officer of the Company (“Mr. Goldberg”) entered into an Agreement and General Release (the “Agreement”). The Agreement was executed by Mr. Goldberg on December 7, 2005 and by Hooper Holmes on December 14, 2005. Under the terms of the Agreement Mr. Goldberg’s last day of employment will be December 31, 2005.

Under the terms of the Agreement, the Company has agreed to pay or reimburse Mr. Goldberg the following amounts:

•	Twelve (12) months’ salary in the amount of Two Hundred Thirty-Three Thousand Dollars ($233,000.00), less taxes and other lawful deductions. This payment is to be made on or before January 15, 2006;

•	Twenty-Three Thousand Two Hundred Sixty-One Dollars and Fifty Cents ($23,261.50), plus any taxes that would be owed by him on this amount, representing the end of the lease buyout cost of the automobile presently leased for him by the Company. This payment is to be made on or before December 31, 2005;

•	The cost of the premiums for his continued COBRA medical and dental insurance under the Company’s group insurance plans for a period of eighteen (18) months beginning on January 1, 2006 and ending on June 30, 2007, less taxes and other lawful withholdings, but only if he elects to continue to participate in the medical and dental insurance plans provided to employees by the Company;

•	The cost of the premium for his SERP life insurance for the one-year policy period from February 2006 to February 2007 (an amount estimated at Eleven Thousand Two Hundred Ninety-Eight Dollars ($11,298), such payment to be made when due;

•	The dollar value of all of his unused vacation days; and

•	Ten Thousand Dollars ($10,000.00), plus any taxes that would be owed by him on this amount, which amount is to be used by him at his sole discretion for outplacement fees or other expenses incurred to find other employment or establish another career;

Mr. Goldberg will also be allowed to exercise his presently held stock options until December 31, 2006, and he will be given his company-supplied laptop computer.

Under the terms of the Agreement, Mr. Goldberg has generally released the Company and its affiliates from any claims that he may have against them and has agreed:

•	that for a period of one (1) year following his last day of employment, he will not engage, anywhere in the United States, in the selling or marketing of any services which the Company is currently providing to its clients, for any company or organization that presently competes with the Company; and

•	that during the twelve (12) month period following his last day of employment, he will first offer to the Company any business venture that he may offer to third parties, prior to offering it to any other party.

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Mr Goldberg and the Company have each agreed to keep the Agreement confidential, provided, however, that the filing of the Agreement as an exhibit to this 8-K is permitted. They have each also agreed not to defame, disparage, or demean the other in any manner and Mr. Goldberg has agreed, subject to personal and professional obligations, to cooperate with the Company in connection with any investigation, administrative or regulatory proceeding.

The Agreement may be revoked by Mr. Goldberg at any time on or before December 14, 2005.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Agreement and General Release by and between Hooper Holmes, Inc. and David J. Goldberg.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: December 15, 2005	By:	/s/ Joseph A. Marone
Joseph A. Marone
Vice President and Acting Chief Financial Officer

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